================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                AMENDMENT NO. 1
                                   FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934


              DATE OF REPORT:  April 24, 1997  (February 11, 1997)

                        Commission file number   1-11803

                          AMERICAN PAD & PAPER COMPANY
             (Exact name of registrant as specified in its charter)

               Delaware                           04-3164298
    (State or other jurisdiction of           (I.R.S. Employer
     incorporation or organization)          Identification No.)

17304 Preston Road, Suite 700, Dallas, TX         75252-5613
 (Address of principal executive offices)         (Zip Code)

       Registrant's telephone number, including area code: (972) 733-6200

                       Commission file number   333-3006

                 AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                          25-1512956
     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)

17304 Preston Road, Suite 700, Dallas, TX         75252-5613
 (Address of principal executive offices)         (Zip Code)

       Registrant's telephone number, including area code: (972) 733-6200


================================================================================

  The Company's Current Report on Form 8-K, originally filed with the Securities and Exchange Commission of February 11, 1997, hereby is amended by adding the following information:

Item 7.  Financial Statements of Business Acquired

  On February 11, 1997, American Pad & Paper Company, through its wholly owned subsidiary, American Pad & Paper Company of Delaware, Inc. (collectively referred to as the "Company"), completed its acquisition of Shade/Allied, Inc. ("Shade/Allied") for $49.5 million in cash. The Company financed the acquisition with debt borrowed under its revolver credit agreement with its banking group.

  Based in Green Bay, Wisconsin, Shade/Allied manufactures paper based office products in four states and realized net sales of approximately $92 million in 1996. Shade/Allied manufactures and sells products such as continuous forms, ink jet papers, printed forms, technical papers and fine papers.

  The following index lists the pro forma and historical financial data included herein:

       Description                                                                        Page
       -----------                                                                        ----

AMERICAN PAD & PAPER COMPANY
  Headnote to pro forma financial data                                                       3
  Pro forma condensed consolidated statement of income                                       4
  Notes to pro forma condensed consolidated statement of income                              5
  Pro forma condensed consolidated balance sheet                                             7
  Notes to pro forma condensed consolidated balance sheet                                    8

SHADE/ALLIED, INC.
  Report of independent accountants                                                          9
  Balance sheets as of March 31, 1996 and 1995                                              10
  Statements of income (loss) for the years ended March 31, 1996, 1995 and 1994             11
  Statements of stockholders' equity for the years ended March 31, 1996, 1995 and 1994      12
  Statements of cash flows for the years ended March 31, 1996, 1995 and 1994                13
  Notes to financial statements                                                             14
  Balance sheet as of December 31, 1996                                                     26
  Statements of income for the nine months ended December 31, 1996 and 1995                 27
  Statements of cash flows for the nine months ended December 31, 1996 and 1995             28
  Notes to interim financial statements                                                     29

                            PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)

  The pro forma condensed consolidated statement of income for the year ended December 31, 1996 gives effect to the following transactions as if they had occurred on January 1, 1996:

(a) On February 11, 1997, the Company acquired all of the outstanding common and preferred stock of Shade/Allied, Inc. ("Shade/Allied") for approximately $49.5 million in cash financed by borrowings under the Company's bank credit agreement.

(b) On June 28, 1996, the Company acquired all of the outstanding common stock of Niagara Envelope Company, Inc. ("Niagara") for approximately $48.2 million, including direct costs of the acquisition.

(c) On June 27, 1996, the Company sold the Regency Division of Williamhouse for net proceeds of approximately $47.9 million. The net proceeds from this sale were used primarily to finance the acquisition of Niagara.

(d) On July 2, 1996, the Company sold 12,500,000 shares of its common stock in an initial public offering at an initial price of $15. The proceeds of this initial public offering, net of underwriting commissions and discounts, were used (i) to repay $70.0 million of 13% senior subordinated debentures, (ii) to repay $7.7 million in redemption premiums on such notes, (iii) to pay $95.8 million outstanding under the Company's old bank credit agreement and
    (iv) to pay fees and expenses associated with the initial public offering.

(e) Concurrent with the Company's initial public offering of common stock, the Company refinanced and retired all remaining indebtedness under the old bank credit agreement with the proceeds from the loans under the new bank credit agreement.

The pro forma financial data are based on the historical financial statements of the Company, Shade/Allied and Niagara and the assumptions and adjustments described in the accompanying notes. The pro forma consolidated statement of income does not (a) purport to present what the Company's results of operations actually would have been if the foregoing transactions occurred as of the date indicated or what such results will be for any future periods or (b) give effect to certain extraordinary charges resulting from the write-off of deferred financing fees and direct expenses resulting from the refinancing of the bank credit agreement, a portion of the 13% senior subordinated notes and existing Niagara debt.

  The pro forma condensed consolidated balance sheet as of December 31, 1996 gives effect to the acquisition of Shade/Allied as if such transaction had occurred on December 31, 1996. The Company's historical condensed consolidated balance sheet as of December 31, 1996 reflects transactions (b), (c), (d) and
(e) as described above.

  The pro forma condensed consolidated balance sheet and statement of income reflect the preliminary allocation of the Shade/Allied purchase price to the Company's tangible and intangible assets and liabilities. The final allocation of purchase price, and the resulting amortization expense, may differ somewhat from the preliminary estimates.

  The pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the consolidated financial statements of the Company included in its 1996 Annual Report on Form 10-K, which are not presented separately herein, and the financial statements of Shade/Allied and the accompanying notes thereto which are presented separately herein. Additional information related to these transactions and the business of the Company, Niagara and Shade/Allied is included in the 1996 Form 10-K.

  The pro forma information included herein is unaudited.

                         AMERICAN PAD & PAPER COMPANY
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                        THE COMPANY      HISTORICAL        HISTORICAL
                                       FOR THE YEAR      NIAGARA FOR      SHADE/ALLIED
                                           ENDED           THE SIX        FOR THE YEAR         TRANSACTION
                                       DECEMBER 31,     MONTHS ENDED     ENDED DECEMBER         AND OTHER        COMPANY PRO
                                           1996         JUNE 28, 1996       31, 1996           ADJUSTMENTS          FORMA
Net sales                                 $583,859         $54,531            $92,412                -               $730,802
Cost of sales                              458,449          44,622             79,680              815   (1)          582,937
                                                                                                  (554)  (2)
                                                                                                   (75)  (7)
                                          --------         -------            -------         --------               --------
Gross profit                               125,410           9,909             12,732             (186)               147,865
                                          --------         -------            -------         --------               --------
Operating expenses
   Selling and marketing                    16,964           1,979              3,802           (1,706)  (2)           21,039
   General and administrative               30,685           3,324              4,609           (2,442)  (2)           36,365
                                                                                                   189   (3)
   Management fees and services              3,880               -                  -                -                  3,880
                                          --------         -------            -------         --------               --------
                                            51,529           5,303              8,411           (3,959)                61,284
                                          --------         -------            -------         --------               --------

Income from operations                      73,881           4,606              4,321            3,773                 86,581
Interest expense                           (42,968)            (89)            (2,177)          (1,167)  (4)          (46,401)
Other income (expense)                       1,153              (5)              (394)             394   (2)            1,148
                                          --------         -------            -------         --------               --------
Income before income taxes                  32,066           4,512              1,750            3,000                 41,328
Provision for income taxes                  13,852           1,692              1,210            1,276   (5)           18,030
                                          --------         -------            -------         --------               --------
Net income before
    extraordinary charges                 $ 18,214         $ 2,820            $   540          $ 1,724               $ 23,298
                                          ========         =======            =======         ========               ========

Pro forma net earnings per common and common equivalent share before extraordinary charges                (6)           $0.79
                                                                                                                     ========

Pro forma weighted average number of common and common equivalent shares outstanding                      (6)          29,607
                                                                                                                     ========

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)
                                  (UNAUDITED)

  The pro forma condensed consolidated statement of income gives effect to the following pro forma adjustments:

(1) Represents additional depreciation expense resulting from the write-up of property, plant and equipment to fair market values for the Niagara and Shade/Allied acquisitions as summarized below:

                                      Estimated                 Adjustment
                                     Useful Life  Fair Value     to Annual
                                      in Years    Adjustment   Depreciation
     Niagara:
       Land                                 -           -              -
       Buildings                           40      (1,328)           (17)
       Machinery and equipment             12       6,684            278
       Furniture and fixtures               5           -              -
       Other                                3           -              -


     Shade/Allied:
       Land                                 -           -              -
       Buildings                           40         873             22
       Machinery and equipment             12       6,380            532
       Furniture and fixtures               5           -              -
       Other                                3           -              -

    The adjustment for the year ended December 31, 1996 represents the additional depreciation expense for Niagara for the six months prior to the acquisition. The adjustment for the year ended December 31, 1996 represents the additional depreciation expense for Shade/Allied for the year.

(2) Reflects the estimated recurring cost savings relating to selling, general and administrative ("SG&A") and cost of sales activities from management's consolidation plans as described below:

    (a) Elimination of Shade/Allied's Green Bay and Niagara's Buffalo headquarters facilities, including the facilities' occupancy and maintenance costs, as well as workforce reductions, primarily executive, personnel, accounting and administrative functions and associated direct overhead costs (net of increase in the Company's Dallas, Texas headquarters staff);

    (b) Consolidation of sales and marketing organizations, along with sales distribution and promotional activity program charges; and

    (c) Elimination of lease expense for plants and equipment leased by Niagara from its former shareholders or from affiliated companies owned by its former shareholders.

    The Company does not expect to experience a decline in sales volume as a result of the consolidation of its sales and marketing organizations.

(3) Reflects the goodwill amortization expense resulting from the Niagara and Shade/Allied acquisitions for the six months ended June 28, 1996 and the year ended December 31, 1996, respectively. The Niagara acquisition resulted in additional goodwill of $19,780 which is being amortized on a straight

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
            (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)
                                  (UNAUDITED)

    line basis over 40 years. The Shade/Allied acquisition resulted in additional goodwill of $49,401 which is being amortized on a straight line basis over 40 years. The adjustment also reflects a reduction of $1,293 to reduce historical goodwill amortization of Shade/Allied prior to the acquisitions.

(4) The adjustments reflect the elimination of interest expense for Niagara and Shade/Allied debt which was repaid at the dates of the acquisitions and the additional interest expense related to the Company's borrowing under its bank credit agreement to finance the Shade/Allied acquisition. Pro forma interest expense reflects terms of the Company's bank credit agreement which was refinanced concurrent with the Company's initial public offering of common stock.

(5) Adjustment to provision for income taxes such that the pro forma provision for income taxes results in an effective income tax rate for the year ended December 31, 1996 of 43.6%. A tax provision in the pro forma adjustments, except goodwill amortization, has been recorded at the statutory federal and state tax rate of 40.%.

(6) Pro forma net earnings per share before extraordinary items has been computed using the pro forma weighted average number of common shares and common share equivalents outstanding during the year adjusted for the Company's initial public offering of common stock on July 2, 1996. Common share equivalents result from outstanding options to purchase common stock and have been determined using the treasury stock method.

                         AMERICAN PAD & PAPER COMPANY
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                     HISTORICAL
                                        -------------------------------------   TRANSACTION           COMPANY
                                          THE COMPANY         SHADE/ALLIED      ADJUSTMENTS          PRO FORMA
                                        -------------------------------------   -----------          ---------
ASSETS
------
Current assets:
   Cash                                  $   2,290             $     3            $     -            $   2,293
   Accounts receivable                      57,054               6,091                  -               63,145
   Inventories                             105,667               7,078                201   (2)        112,946
   Prepaid expenses and
   other current assets                      4,739                 143                  -                4,882
   Deferred income taxes                    10,754                   -                  -               10,754
                                         ---------             -------            -------            ---------
      Total current assets                 180,504              13,315                201              194,020
Property and equipment                     133,090               3,976              7,253   (3)        144,319
Intangible assets                          192,367              33,836             10,565   (1)        236,768
Other                                        3,456                 720                  -                4,176
                                         ---------             -------            -------            ---------
      Total assets                       $ 509,417             $51,847            $18,019            $ 579,283
                                         =========             =======            =======            =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Current portion of long-term debt     $   2,171             $ 3,930            $(3,930)  (1)      $   2,171
   Accounts payable                         44,932               6,817                  -               51,749
   Accrued expenses                         55,041               4,253              3,000   (4)         62,294
   Income taxes payable                        503               1,952                  -                2,455
                                         ---------             -------            -------            ---------
      Total current liabilities            102,647              16,952               (930)             118,669
Long-term debt                             269,812              25,136             25,385   (1)        320,333
Deferred income taxes                       30,981                 541              1,781   (1)         33,303
Other                                        1,378               1,001                  -                2,379
                                         ---------             -------            -------            ---------
      Total liabilities                    404,818              43,630             26,236              474,684
                                         ---------             -------            -------            ---------
Commitments and contingencies
Stockholders' equity:
   Shade/Allied stockholders' equity             -               8,217             (8,217)  (4)              -
   Preferred stock                               -                   -                  -                    -
   Common stock                                274                   -                  -                  274
   Additional paid-in capital              300,721                   -                  -              300,721
   Accumulated deficit                    (196,396)                  -                  -             (196,396)
                                         ---------             -------            -------            ---------
      Total stockholders' equity           104,599               8,217             (8,217)             104,599
                                         ---------             -------            -------            ---------
      Total liabilities and
       stockholders' equity              $ 509,417             $51,847            $18,019            $ 579,283
                                         =========             =======            =======            =========

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
            (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)
                                  (UNAUDITED)

The pro forma condensed consolidated balance sheet gives effect to the following pro forma adjustments:

(1) Reflects management's preliminary allocation of purchase price for the Shade/Allied acquisition in accordance with the purchase method of accounting as follows:

Purchase price:
    Cash portion of purchase price                                         $49,476
    Estimated fees and expenses                                              1,045
                                                                           -------
       Total                                                               $50,521
                                                                           =======

  Allocated as follows:
    Existing book value of Shade/Allied                                    $ 8,217
    Increase in inventory to estimated fair market value (2)                   201
    Estimated increase in property and equipment to fair market value (3)    7,253
    Reduction in deferred financing costs                                     (528)
    Transaction related liabilities including severance                     (3,000)
    Increase in net deferred tax liabilities                                (1,781)
    Increase in goodwill                                                    11,093
    Repayment of Shade/Allied debt at the date of acquisition               29,066
                                                                           -------
       Total                                                               $50,521
                                                                           =======

(2) Represents the estimated write-up of work-in-progress and finished goods inventories in connection with the purchase price allocation. Since the Company calculates inventory under the LIFO method, this write-up will not result in a charge to cost of sales in any period following the Shade/Allied acquisition unless the base year inventory levels are reduced. In any event, any resulting one-time charge would not be reflected in the accompanying pro forma consolidated statements of income due to its unusual, non-recurring nature.

(3) Represents the estimated write-up in value of property and equipment to fair market value in connection with the purchase price allocation for the Shade/allied acquisition.

(4) Represents elimination of Shade/Allied's historical stockholders' equity resulting from the application of purchase accounting in connection with the Shade/Allied acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
Shade/Allied Inc.:

We have audited the accompanying balance sheets of Shade/Allied Inc. (a Wisconsin corporation) as of March 31, 1996 and 1995, and the related statements of income (loss), stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shade/Allied Inc. as of March 31, 1996 and 1995, and the results of their operations and their cash flows for the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 12 to the financial statements, effective April 1, 1995, the Company changed its method of accounting for retiree health care benefits.


                                 /s/ Arthur Andersen LLP

                                 ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
May 13, 1996 (except with
respect to the matters discussed
in Note 5 and Note 14, as to which the
dates are June 17, 1996 and
February 11, 1997, respectively).

                               SHADE/ALLIED INC.
                               -----------------


                 BALANCE SHEETS--AS OF MARCH 31, 1996 AND 1995
                 ---------------------------------------------



                                                                          LIABILITIES AND
            ASSETS                   1996          1995                 STOCKHOLDERS' EQUITY                 1996          1995
-------------------------------  __________________________  ------------------------------------------  ________________________


CURRENT ASSETS:                                              CURRENT LIABILITIES:
 Cash                            $    16,247   $    14,014   Current portion of long-term debt           $ 1,890,000   $ 3,578,000
 Accounts receivable, net of                                 Accounts payable                              8,230,372    12,633,091
  allowance for
  doubtful accounts of $70,000     7,611,104    13,572,210   Accrued liabilities                           4,288,416     5,423,503
   for 1996 and 1995
 Inventories                       9,731,599     9,703,078   Accrued income taxes                          4,670,545       990,505
 Prepaid expenses                    128,797       332,193   Deferred income taxes                         1,010,330       383,802
                                                                                                       ---------------------------
 Custom division net assets                -     2,910,220
  held for sale
 Property and equipment held               -     2,965,635   Total current liabilities                    20,089,663    23,008,901
  for sale
                               ---------------------------                                             ---------------------------

     Total current assets         17,487,747    29,497,350   DEFERRED INCOME TAXES                           541,191     4,194,948
                               ---------------------------

PLANT AND EQUIPMENT:                                         OTHER LIABILITIES                             1,001,193       790,394
 Land and buildings                2,903,637     2,835,649
 Machinery and equipment          11,404,500    11,048,048   LONG-TERM DEBT                               28,231,754    39,542,511
                               ---------------------------
                                  14,308,137    13,883,697
                                                             REDEEMABLE PREFERRED STOCK                   10,176,995    10,119,762
 Less- Accumulated depreciation   (9,428,175)   (8,085,993)
                               ---------------------------
                                                             STOCKHOLDERS' EQUITY:
     Plant and equipment, net      4,879,962     5,797,704
                                                             Common stock                                     30,166        30,166
OTHER ASSETS:                                                Additional paid in capital                    1,755,999     1,755,999
 Other assets                        700,516       728,147   Pension liability adjustment                   (184,722)      (89,563)
 Debt issuance costs                 751,817     1,045,417   Retained deficit                             (3,729,871)   (7,011,221)
 Goodwill                         34,054,054    35,235,007   Treasury stock                                  (38,272)      (38,272)
                               ---------------------------                                             ---------------------------
                                                                                                          (2,166,700)   (5,352,891)
     Total assets                $57,874,096   $72,303,625   Total liabilities and stockholders' equity  $57,874,096   $72,303,625
                               ===========================                                             ===========================


  The accompanying notes to financial statements are an integral part of these statements.

                               SHADE/ALLIED INC.
                               -----------------


                          STATEMENTS OF INCOME (LOSS)
                          ---------------------------

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, and 1994
               --------------------------------------------------



                                              1996            1995            1994
                                        ----------------------------------------------

NET SALES                                 $113,825,426   $ 149,595,224   $ 123,695,619

COST OF GOODS SOLD                         (93,607,177)   (130,259,213)   (112,526,198)
                                        ----------------------------------------------

     Gross profit                           20,218,249      19,336,011      11,169,421

SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES                                   (8,844,844)    (11,060,253)    (11,538,901)

AMORTIZATION OF GOODWILL                      (996,205)       (994,800)       (882,758)

RESTRUCTURING EXPENSE                         (734,285)     (5,545,823)              -
                                        ----------------------------------------------

     Income (loss) from operations           9,642,915       1,735,135      (1,252,238)

INTEREST EXPENSE                            (3,059,894)     (4,635,615)     (3,588,220)
                                        ----------------------------------------------

     Income (loss) before income taxes
      and cumulative effect of               6,583,021      (2,900,480)     (4,840,458)
      accounting change



INCOME TAX (PROVISION) BENEFIT              (3,093,137)        565,360       1,335,982
                                        ----------------------------------------------

     Net income (loss) before
      cumulative effect of accounting        3,489,884      (2,335,120)     (3,504,476)
      change


     Cumulative effect on prior years
      of change in accounting for
      retiree health care benefits (net
      of income taxes of $110,377)            (151,301)              -               -



                                        ----------------------------------------------

     Net income (loss)                    $  3,338,583   $  (2,335,120)  $  (3,504,476)
                                        ==============================================


  The accompanying notes to financial statements are an integral part of these statements.

                               SHADE/ALLIED INC.
                               -----------------


                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       ----------------------------------

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994
               -------------------------------------------------



                                          Common Stock (1)
                                   -----------------------------------------
                                                                    Pension
                                                   Additional      Liability     Retained     Treasury
                                     Par Value  Paid-In Capital   Adjustment      Deficit       Stock       Total
                                   ---------------------------------------------------------------------------------

BALANCE, March 31, 1993                $ 9,000     $ 15,717,461   $            $(14,853,994)  $          $   872,467
                                                                  -                           -

Net loss                                     -                -            -     (3,504,476)         -    (3,504,476)
Write-off of warrant accretion               -      (13,961,462)           -     13,961,462          -             -
Exercise of warrants                    10,608                -            -              -          -        10,608
Issuance of common stock                10,558                -            -              -          -        10,558
Preferred dividends deemed paid              -                -            -        (62,122)         -       (62,122)
Accretion to redemption/put value            -                -            -       (121,583)         -      (121,583)
Pension liability adjustment                 -                -     (172,935)             -          -      (172,935)
Purchase treasury shares                     -                -            -              -    (38,272)      (38,272)
Accrue preferred dividends                   -                -            -        (38,155)         -       (38,155)
                                   ---------------------------------------------------------------------------------

BALANCE, March 31, 1994                 30,166        1,755,999     (172,935)    (4,542,558)   (38,272)   (3,043,910)

 Net loss                                    -                -            -     (2,335,120)         -    (2,335,120)
 Pension liability adjustment                -                -       83,372              -          -        83,372
 Accrue preferred dividends                  -                -            -        (57,233)         -       (57,233)
                                   ---------------------------------------------------------------------------------

BALANCE, March 31, 1995                 30,166        1,755,999      (89,563)    (7,011,221)   (38,272)   (5,352,891)

 Net income                                  -                -            -      3,338,583          -     3,338,583
 Pension liability adjustment                -                -      (95,159)             -          -       (95,159)
 Accrue preferred dividends                  -                -            -        (57,233)         -       (57,233)
                                   ---------------------------------------------------------------------------------

BALANCE, March 31, 1996                $30,166     $  1,755,999    $(184,722)  $ (3,729,871)  $(38,272)  $(2,166,700)
                                   =================================================================================

                    (1)  As of March 31, 1996 and 1995:
                         ------------------------------
                       Common, voting, $.01 par value, 9,975,000 shares
                    authorized; 3,017 shares issued, 2,497 shares outstanding.
                       As of March 31, 1994:
                       -----------------------
                       Class A common, voting, $.01 par value, 1,600,000 shares
                    authorized; 1,470,575 shares issued and outstanding.
                       Class B common voting $.01 par value, 4,000,000 shares
                    authorized, 1,055,754 shares issued, 1,045,051 shares outstanding.
                       Class C common, voting, $.01 par value, 500,000 shares
                    authorized; 490,192 shares issued and outstanding.

  The accompanying notes to financial statements are an integral part of these statements.

                               SHADE/ALLIED INC.
                               -----------------


                            STATEMENTS OF CASH FLOWS
                            ------------------------

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, and 1994
               --------------------------------------------------


                                              1996           1995          1994
                                        ------------------------------------------

Net income (loss)                         $  3,338,583   $(2,335,120)  $(3,504,476)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities-
  Cumulative effect of accounting change       151,301             -             -
  Depreciation and amortization              2,896,264     4,621,964     4,083,737
  Deferred income tax benefit               (2,869,660)   (1,401,502)     (111,143)
  Noncash restructuring expense                734,285     5,545,823             -
  Cash paid for restructuring               (1,120,449)   (1,883,304)            -
  Non-cash interest on subordinated debt             -             -       665,750
Changes in components of working
 capital-
 Accounts receivable                         5,961,106     2,351,645    (2,081,527)
 Inventories                                   (28,521)      870,236     1,582,614
 Prepaid expenses and other assets             231,027         9,572       170,298
 Income tax refund                                   -     1,595,545    (1,272,679)
 Accounts payable                           (4,402,719)   (3,510,631)    3,722,395
 Accrued liabilities                          (156,369)   (1,344,434)   (1,403,624)
 Accrued income taxes                        3,680,040       990,505             -
                                        ------------------------------------------
     Net cash provided by operating          8,414,888     5,510,299     1,851,345
      activities

Capital expenditures                          (563,324)     (257,466)     (115,500)
Merger transaction expenses                          -             -    (1,647,387)
Proceeds from sale of assets                 5,149,426       429,510             -
                                        ------------------------------------------
     Net cash provided by (used in)          4,586,102       172,044    (1,762,887)
      investing activities

Net repayment under revolver                (6,688,882)   (5,714,224)      582,944
Payments on long-term debt                  (6,309,875)   (2,961,147)     (644,066)
Proceeds from issuance of long-term debt             -     3,000,000             -
Warrants exercised                                   -             -        10,608
Treasury stock purchased                             -             -       (38,272)
                                        ------------------------------------------
     Net cash (used in) financing          (12,998,757)   (5,675,371)      (88,786)
      activities

     Net change in cash                          2,233         6,972          (328)

CASH, beginning of year                         14,014         7,042         1,795
CASH, purchased in the acquisition                   -             -         5,575
                                        ------------------------------------------
CASH, end of year                         $     16,247   $    14,014   $     7,042
                                        ==========================================

Cash paid for interest                    $  2,674,526   $ 3,728,235   $ 2,270,943
Cash paid for taxes                          2,117,972        58,975        47,840

  The accompanying notes to financial statements are an integral part of these statements.

                               SHADE/ALLIED INC.
                               -----------------


                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                         MARCH 31, 1996, 1995, AND 1994
                         ------------------------------



(1)  Description of Business-
     ------------------------

  Shade/Allied Inc. (the "Company") manufactures computer forms and other paper related products for sale to distributors and direct market customers.

(2)  Summary of Significant Accounting Policies-
     -------------------------------------------

  (a)  Inventories-
       ------------

     Finished goods and most raw materials are stated at the last-in, first out ("LIFO") cost, or market. Certain supplies are stated at the first-in, first-out ("FIFO") cost. The major classes of inventory are summarized as follows:

                             1996        1995
                        ------------------------

       Raw Materials      $4,165,357  $5,160,843
       Work-in-process             -     122,651
       Finished Goods      5,566,242   5,228,072
       LIFO reserve                -    (808,488)
                        ------------------------
                          $9,731,599  $9,703,078
                        ========================

     At March 31, 1996, LIFO cost exceeded current cost by approximately $301,000. Thus, the Company recorded a market valuation reserve to reduce the LIFO cost to net realizable value.

  (b)  Plant and equipment-
       --------------------

     Plant and equipment acquired is carried at the lower of cost or net realizable value. Depreciation of plant and equipment is computed on the straight-line method for financial reporting purposes based on the following estimated useful lives:

                                       Years
                                       -----

     Buildings and improvements        30-40
     Machinery and equipment            3-12
     Office furniture and equipment      5-8

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). The Company's adoption of SFAS No. 121 effective April 1, 1995 had no effect on the fiscal year 1996 financial statements.

  (c)  Goodwill-
       ---------

     The goodwill is being amortized over 40 years. The Company periodically evaluates the carrying value of goodwill for possible impairment using the methodology prescribed by SFAS No. 121. No impairment of goodwill has been detected.

  (d)  Use of estimates-
       -----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

(3)  Merger-
     -------

  On July 21, 1993, Shade Information Systems Inc. ("Shade") merged with Allied Paper Incorporated ("Allied"). The surviving corporation was Shade Information Systems Inc. whose name was changed to Shade/Allied Inc.

  The merger has been accounted for under the purchase method of accounting. It was financed with $27,778,569 of debt, $1,647,387 of cash for transaction expenses and $5,977,812 of preferred and common stock. The purchase price was allocated as follows:

  Current assets                 $ 17,477,358
Property, plant and equipment      18,145,689
Transaction costs                   1,647,387
Restricted cash                       751,000
Current liabilities               (11,193,756)
Net deferred tax liability         (6,036,829)
Pension liability                    (677,341)
Goodwill                           15,290,260
                               --------------
                                 $ 35,403,768
                               ==============

(4)  Restructuring-
     --------------

  During fiscal year 1995, the Company identified restructuring measures that resulted in a $5,545,823 pretax charge to operating results consisting of the following:

                                                                      3/31/95
                                            Total     Expended in  Remaining
                                            Charge      FY 1995    Liability
                                        -------------------------------------

Employee severance costs                  $1,378,069   $  556,024  $  822,045
Writedown of assets held for sale          1,870,388    1,683,228     187,160
Loss on sale of assets                       778,086      778,086           -
Lease termination and plant closing          661,352      612,352      49,000
 costs
Legal, accounting and other                  345,928      300,928      45,000
 professional fees
Pension curtailment                          107,282      107,282           -
Other                                        404,718      306,718      98,000
                                        -------------------------------------

     Total                                $5,545,823   $4,344,618  $1,201,205
                                        =====================================

  During fiscal year 1996, the Company identified additional measures that resulted in a $734,285 pretax charge to operating results consisting of the following:

                                             3/31/95                             3/31/96
                                          Remaining   Additional  Expended in  Remaining
                                          Liability     Charge      FY 1996    Liability
                                        ------------------------------------------------

Employee severance costs                  $  822,045    $ 27,344   $  728,399   $121,010
Writedown of assets held for sale            187,160      63,738      250,898          -
Loss on sale of assets                             -     443,153      443,153          -
Lease termination and plant closing
 costs                                        49,000      77,045      126,045          -

Legal, accounting and other
 professional fees                            45,000     123,005      168,005          -

Other                                         98,000           -       98,000          -
                                        ------------------------------------------------


     Total                                $1,201,205    $734,285   $1,814,500   $121,010
                                        ================================================

  The restructuring charges are both attributable to the Company's aggressive response to the reduction in the availability of its primary raw material-- paper. Specific actions included closure of two plants (Buena Park, CA and Denison, TX), writedown and sale of excess assets, reduction in the breadth of product offerings, sale of the Custom division and employment reductions at all remaining locations. Total employment reduction from these measures was approximately 365 employees resulting in a current employment level of 260 employees.

  The Buena Park facility was being offered for sale as of March 31, 1995, and therefore, is included in Property and Equipment Held for Sale at that date. It was sold in February, 1996. The Denison facility was leased and all continuing lease obligations expired in August, 1995. Certain machinery and equipment was moved from these facilities to the Company's other facilities while excess equipment was sold.

  As of March 31, 1995, certain Custom division assets were held for sale and are reflected as such on the accompanying balance sheet. On April 16, 1995, these Custom division net assets were sold. This resulted in a pretax loss of approximately $180,000, which was included in the fiscal year 1995 restructuring charge. The Custom division assets and liabilities sold consisted of:

Plant and equipment, net              $ 4,431,575
Inventory                               2,333,645
Industrial development bonds           (3,680,000)
Other liabilities assumed by buyer       (175,000)
                                    -------------
     Net assets sold                  $ 2,910,220
                                    =============

  Prior to the sale, the Custom division had sales of approximately $24 million and operating income of $1.7 million annually.

(5)    Accrued Liabilities-
       --------------------

  As of March 31, accrued liabilities consisted of the following:

                          1996        1995
                     ------------------------

  Interest             $1,073,288  $  926,655
  Employee benefits     1,670,297   1,387,916
  Restructuring           121,010   1,201,205
  Other                 1,423,821   1,907,727
                     ------------------------

                       $4,288,416  $5,423,503
                     ========================

(6)  Income Taxes-
     -------------

  The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In accordance with that statement, deferred tax assets and liabilities are reflected for the temporary difference between the tax basis and the book value of assets and liabilities.

  The (provision) benefit for income taxes for the respective fiscal years consists of the following:

                                              1996         1995         1994
                                        ---------------------------------------

Current:
         Federal                          $(5,167,554)  $ (889,821)  $1,228,816
         State                               (795,243)      53,679       (3,977)
                                        ---------------------------------------
                                           (5,962,797)    (836,142)   1,224,839
       Deferred                             2,869,660    1,401,502      111,143
                                        ---------------------------------------
                                          $(3,093,137)  $  565,360   $1,335,982
                                        =======================================

  Temporary differences that give rise
   to the net deferred tax asset
   (liability) are as follows:

                                                 1996          1995
                                        ---------------------------

       Inventory                          $(2,215,070)  $(2,739,999)
       Restructuring                          273,237       610,808
       Interest                               469,931       592,492
       Alternative minimum tax                      -       340,500
       Accruals not currently deductible      461,572       812,397
                                        ---------------------------
            Net current                   $(1,010,330)  $  (383,802)
                                        ===========================

       Plant and Equipment                $  (963,054)  $(4,358,563)
       Retiree benefits                       354,767       317,534
       Other                                   67,096      (153,919)
                                        ---------------------------
            Net non-current deferred      $  (541,191)  $(4,194,948)
             taxes
                                        ===========================

  The effective tax rate differs from the statutory Federal rate principally due to nondeductible expenses associated with the amortization of goodwill and
  state income taxes.   The following table reconciles the statutory federal
  income tax rate to the effective income tax rate from continuing operations:

                                          1996    1995     1994
                                        ------------------------

       Statutory federal income tax rate  35.0%  (35.0)%  (34.0)%
       State income taxes                  4.8      1.8       .3
       Goodwill amortization               5.3     11.7      6.2
       Additional income tax provision       -      3.3        -
       Other differences, net              (.9)    (1.3)     (.1)
                                        ------------------------

                                          44.2%  (19.5)%  (27.6)%
                                        ========================

(7)    Long-Term Debt-
       ---------------

  Long-term debt consists of the following:

                                             1996         1995
                                        --------------------------
  Revolving Credit Agreement (the
   "Agreement") under which the Company
   may borrow up to $18 million based
   on amounts not exceeding a specified
   percentage of qualified receivables
   and inventory; this agreement
   expires July 21, 1998.  There is a
   1/2% commitment fee on the unused
   available credit.  The interest rate
   associated with this agreement is
   based on the prime rate established
   by Chemical Bank plus .75%.
   Borrowings under this agreement are
   secured by accounts receivable and
   inventory of the Company.  These
   borrowings do not include $2,628,515
   and $3,812,172, representing book
   cash overdrafts at March 31, 1996
   and 1995, respectively, which are
   included in accounts payable and
   will be funded under the Agreement.    $ 8,223,231  $14,912,113


  Term Loan, with a fixed rate of
   interest of 8.83%, payable in
   incremental installments, secured by     6,291,200   12,601,075
   all assets of the Company, maturing
   August, 1998.


  Senior Subordinated Note, maturing       10,012,506   10,012,506
   November 1, 1998

  Junior Subordinated Notes, maturing       2,594,817    2,594,817
   November 1, 1998

  Series A Senior Subordinated Notes,
   with a fixed interest rate of 6%         1,000,000    1,000,000
   payable quarterly, maturing November
   1, 1998


  Series B Senior Subordinated Notes,
   with a fixed interest rate of 6%         2,000,000    2,000,000
   payable quarterly, maturing November
   1, 1998
                                        --------------------------

       Total                               30,121,754   43,120,511
  Less- Current portion                     1,890,000    3,578,000
                                        --------------------------

       Total long-term debt               $28,231,754  $39,542,511
                                        ==========================

  Under the revolving credit agreement, maximum month-end borrowings in 1996 were $14.5 million. Average outstanding borrowings in 1996 were $10.9 million. The interest rate was 9.0% at March 31, 1996.

  The Term Loan Agreement was amended in June, 1996, effective as of April 1, 1996. The amendment deferred the required principal payments for the months of April through September, 1996. Accordingly, the remaining monthly principal installments are due as follows: $300,000 for the months October, 1996 through December, 1996, $330,000 for the months of January, 1997 through April, 1998, with a final installment of $111,200 due in May, 1998.

  In addition to the amendment to the Term Loan Agreement, the Company entered into an overadvance facility in June 1996. The overadvance facility may not exceed $1.75 million and is incrementally reduced to zero over the period June 1996 through September 1997.

  The interest rates on the Senior Subordinated Note and the Junior Subordinated Notes are 0% during the period from July 21, 1993 through May 31, 1996; 6% during the period from June 1, 1996 through October 31, 1998; and 12% from November 1,1998 and thereafter. Interest is being accrued on a straight-line basis on these notes for the period from July 21, 1993 through October 31, 1998.

  The most restrictive covenants for the various debt agreements, as amended, are as follows:

  o Maintain net worth, as defined, at increasing levels for each fiscal period.

  o Maintain a current ratio, as defined, at increasing levels for each fiscal period.

  o Maintain a ratio of interest coverage, as defined, at a minimum specified level.

  o Attain a minimum level of earnings before interest and taxes, as defined, for each fiscal period.

  The debt agreements, among other items, preclude the payment of any dividends other than dividends on the preferred stock, and restrict the Company from incurring additional debt.

  Required long-term maturities during each of the four subsequent fiscal years are as follows:

1997    $ 1,890,000
1998      3,960,000
1999     24,271,754
      -------------
        $30,121,754
      =============

  In connection with Company borrowings, debt issuance costs are capitalized and amortized over the terms of the related debt. Amortization of debt issuance costs totaled $293,600, $305,934, and $329,462 for the years ended March 31, 1996, 1995, and 1994, respectively, and is classified as a component of interest expense.

(8)      Preferred Stock-
         ----------------

  The Company must redeem the 7% preferred shares prior to November 1, 1998, or earlier upon the issuance of stock or sale of the Company. The redemption price is $1,000 per share plus cumulative unpaid dividends. The holders of the preferred stock have limited voting rights.

  The dividend rate on preferred stock of the Company is established as follows:
  0% during the period from July 21, 1993 through May 31, 1996 and 3% for the period June 1, 1996 through October 31, 1998.

(9)  Equity-
     -------

  During fiscal year 1995, the stockholders approved a plan which converted each share of the three classes of common stock to new common shares at an exchange rate of one share of old common for .001 of new common stock.

  During fiscal year 1995, the Company issued new warrants to the holders of the Series A and Series B Senior Subordinated Notes issued on the same date (see
  Note 7). These warrants entitle the holders of these notes to purchase 297,576 shares of new common stock at a price of $.01 share. These warrants have not been exercised.

  During fiscal year 1995, the stockholders approved a stock option plan for key employees, covering 33,341 shares of common stock. The purchase price is one dollar per share. Options granted, generally vest and are exercisable in three equal installments over a three year period. The optionee must be an employee of the Company in order to exercise the options.

  At March 31, 1996, 11,341 shares were available for granting further options and options for 22,000 shares were outstanding, of which 10,666 options were exercisable.

  Activity relating to the common stock options was:

                                         Number of
                                          Shares
                                       -----------

Options granted                             22,000
Options surrendered                              -
                                       -----------
Shares under option at March 31, 1995       22,000

Options granted                                  -
Options surrendered                              -
                                       -----------
Shares under option at March 31, 1996       22,000
                                       ===========

  In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. The Company intends to adopt this standard in 1997 by making the required footnote disclosures only. Therefore, the adoption of this standard is not expected to have an effect on the Company's financial position or results of operations.

(10)     Leases-
         -------

  The Company has long-term lease agreements for the use of manufacturing facilities and certain manufacturing, communication, and data processing equipment. These leases have been accounted for as operating leases and payments are charged to expense currently. The Company also leases office facilities under a lease which expires in fiscal 1997 having a minimum monthly rental of $14,000.

  The following is a schedule of future minimum lease payments required under operating leases that have noncancellable lease terms in excess of one year:

  1997                            $1,274,454
  1998                               892,375
  1999                               704,951
  2000                               667,062
  2001                               620,066
  2002 and thereafter                270,997
                                ------------

  Total minimum lease payments    $4,429,905
                                ============

  Rental expense for all operating leases totaled $1,353,242, $1,548,202, and $1,470,428 for the years ended March 31, 1996, 1995, and 1994, respectively.

(11)     Employee Benefits-
         ------------------

  On June 30, 1995, the Company combined its two qualified profit sharing plans covering substantially all employees. Annual contributions are at the discretion of the Board of Directors. Provisions for these plans totaling $402,908, $233,245, and $638,375 were made for the years ended March 31, 1996,
  1995, and 1994, respectively.

  The Company has a qualified defined benefit pension plan covering approximately 18% of all employees who remain after the sale of the Custom division. This plan was curtailed in fiscal year 1995. The expense associated with the curtailment is classified as restructuring expense in the Statements of Income. Pension expense was determined using a discount rate of 8.5%, 8.0% and 8.0% for the years ended March 31, 1996, 1995 and 1994, respectively. The following table shows the components of the net pension expense for the fiscal year:


                                             1996        1995         1994
                                        -------------------------------------

Service cost - benefits earned during     $           $   45,747   $   26,624
 the period                               -
Interest cost on projected benefit          200,675      193,686      126,589
 obligation
Actual return on plan assets               (246,743)     (52,013)      27,779
Net amortization and deferral                90,164      (83,582)    (118,532)
                                        -------------------------------------

     Net pension expense before              44,096      103,838       62,460
      curtailment

     Curtailment                                  -      107,282            -
                                        -------------------------------------

     Total expense                        $  44,096   $  211,120   $   62,460
                                        =====================================

  The following table sets forth the
   funded status of the plan at March
   31:

                                                            1996         1995
                                                   --------------------------
Actuarial present value of benefit obligations-
Accumulated benefit obligation (ABO) including
 vested                                               $2,504,771   $2,430,575
 benefits of $2,452,533 and $2,429,942,
  respectively
                                                   ==========================

Projected benefit obligation for service rendered     $2,504,771   $2,430,575
 to date

Plan assets at fair value, primarily listed stocks     1,615,208    1,551,481
 and bonds
                                                   --------------------------

Plan assets less than projected benefit obligation      (889,563)    (879,094)

Unrecognized net loss                                    302,812      146,823

Additional minimum liability                            (302,812)    (146,823)
                                                   --------------------------

Accrued pension cost                                  $ (889,563)  $ (879,094)
                                                   ==========================

  The following assumptions were used
   in determining the projected benefit
   obligation:

                                                            1996         1995
                                                   --------------------------

Weighted average discount rate                              7.75%        8.50%

Expected long-term rate of return on plan assets            9.00%        9.00%

(12) Other Postretirement Benefits-
     ------------------------------

  The Company provides certain health care and life insurance benefits for retired employees. All of the Company's employees may become eligible for these benefits after meeting minimum age and service requirements. The Company funds benefits as incurred. The plan is contributory with retiree contribution levels adjusted annually.

  Effective as of April 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." In applying SFAS No. 106, the Company recorded a one time pretax charge of $248,034 ($151,301 net of tax) as a cumulative effect of a change in accounting. The components of the 1996 periodic postretirement benefit costs cost were:

  Service cost                            $ 18,245
  Interest cost                             21,098
                                        ----------
                                          $ 39,343
                                        ==========

  The plan's funded status as of March
   31, 1996, was as follows:

  Accumulated postretirement benefit
   obligation
 Retirees                                 $178,446
 Fully eligible active plan participants     3,655
 Other active participants                  88,876
                                        ----------

     Total                                 270,977

Unrecognized net loss                        9,299
                                        ----------

Accrued postretirement benefit cost       $261,678
                                        ==========

  The discount rate used was 7.75%. The 1996 medical trend rate was 9.50% and is assumed to decline gradually to 5.50% for 2004. The entire increase in the medical trend rate resulting in a single medical claim cost exceeding $3,600 is absorbed by the retiree. A 1% increase in this annual trend rate would increase the accumulated postretirement obligation by $3,516 and the annual aggregate service and interest costs by $662.

(13) Commitments and Contingencies-
     ------------------------------

  In connection with the sale of the Custom Division, the Buyer assumed liabilities including $3,680,000 of Industrial Development Bonds. The Company remains contingently liable for these bonds ($3,271,998 at March 31, 1996), should the buyer be unable to meet the required payment schedule.

  The Company is involved in various claims and legal actions arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's statements of operations or its financial condition.

(14)     Subsequent Event-
         -----------------

  On February 11, 1997, the Company' stock was acquired for approximately $50 million.

                               SHADE/ALLIED, INC

                            CONDENSED BALANCE SHEET

                               DECEMBER 31, 1996

                            (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

             ASSETS
             ------
CURRENT ASSETS:
 Cash                                            $       3
 Accounts receivable, net                            6,091
 Inventories                                         7,078
 Prepaid expenses                                      143
                                                 ---------

  Total current assets                              13,315

PLANT AND EQUIPMENT:
 Land and buildings                                  2,904
 Machinery and equipment                            11,460
                                                 ---------
                                                    14,364
 Less  accumulated depreciation                     10,388
                                                 ---------

  Plant and equipment, net                           3,976

OTHER ASSETS:
 Other assets                                        1,248
 Goodwill                                           33,308
                                                 ---------


  Total assets                                   $  51,847
                                                 =========

   LIABILITIES AND STOCKHOLDERS' DEFICIT
   -------------------------------------

CURRENT LIABILITIES:
 Current portion of long-term debt               $   3,930
 Accounts payable                                    6,817
 Accrued liabilities                                 4,253
 Accrued income taxes                                  942
 Deferred income taxes                               1,010
                                                 ---------

  Total current liabilities                         16,952

DEFERRED INCOME TAXES                                  541

OTHER LIABILITIES                                    1,001

LONG-TERM DEBT                                      25,136

REDEEMABLE PREFERRED STOCK                          10,198

STOCKHOLDERS' DEFICIT:
 Common stock                                           30
 Additional paid in capital                          1,756
 Retained deficit                                   (3,729)
 Treasury stock                                        (38)
                                                 ---------
  Total stockholders' deficit                       (1,981)
                                                 ---------

  Total liabilities and stockholders' deficit    $  51,847
                                                 =========


            See accompanying notes to interim financial statements.

                               SHADE/ALLIED, INC

                        CONDENSED STATEMENTS OF INCOME

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)


                                  NINE MONTHS ENDED DECEMBER 31,
                                  ------------------------------
                                    1996                  1995
                                  --------              --------
Net sales                         $68,410                $89,493

Cost of goods sold                 59,101                 74,271
                                  -------                -------

  Gross profit                      9,309                 15,222

Selling, general and                5,196                  5,941
 administrative expenses

Amortization of goodwill              973                    970

Restructuring expense                 394                      -
                                  -------                -------

  Income from operations            2,746                  8,311

Interest expense                    1,626                  2,236
                                  -------                -------

  Income before income taxes        1,120                  6,075

Income tax provision                  915                  2,655
                                  -------                -------

  Net income                      $   205                $ 3,420
                                  =======                =======


            See accompanying notes to interim financial statements.

                               SHADE/ALLIED, INC

                       CONDENSED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED DECEMBER 31,
                                                             ------------------------------
                                                                 1996               1995
                                                               --------           --------
Net cash provided by operating activities                     $ 1,096            $ 9,731
Net cash used in investing activities - capital expenses          (56)              (549)

Financing activities
 Net repayment under revolver                                    (153)            (5,413)
 Payments on long-term debt                                      (900)            (3,780)
                                                              -------            -------

     Net cash used in financing activities                     (1,053)            (9,193)
                                                              =======            =======

     Net change in cash                                           (13)               (11)

Cash, beginning of period                                          16                 14
                                                              -------            -------
Cash, end of period                                           $     3            $     3
                                                              =======            =======


            See accompanying notes to interim financial statements.

                               SHADE/ALLIED, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

1. General

      The unaudited financial information reflects all adjustments, which in the opinion of management are of a normal recurring nature, to fairly state Shade/Allied's financial position and results from operations for the reasons presented. The information should be read in conjunction with Shade/Allied's audited financial statements for the year ended March 31, 1996.

2. Inventories

      Inventories consist of the following:


                           December 31,
                              1996
                              ----


      Raw material             $  3,960
      Finished goods              3,118
                               --------
                               $  7,078
                               ========

This report contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions and estimates made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations of the Company as well as its customers and suppliers, including as a result of competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors, including those that affect wholesale and retail office products and the business activities of the Company's customers and suppliers. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

American Pad & Paper Company
American Pad & Paper Company of Delaware, Inc.



/s/ William W. Solomon, Jr.              April 24, 1997
---------------------------              --------------
William W. Solomon, Jr.                  Date
Principal Accounting Officer